EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on this 19th day of July, 2012, by and between Cyalume Technologies, Inc., a Delaware corporation (the “Company”), and Dale S. Baker (“Employee”).

WHEREAS, the Company desires to employ Employee as Chief Operating Officer (COO) of the Company, and Employee desires to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	TERM. This Agreement shall be for an initial term of three (3) years (“Initial Term”). Employee shall commence employment on September 10, 2012 (the “Effective Date”). The Agreement shall continue for successive one-year periods thereafter unless and until terminated by either party upon thirty (30) days’ written notice prior to the Agreement’s anniversary/expiration date, or until terminated pursuant to Section 8 of this Agreement.

2.	DUTIES OF EMPLOYEE.

(a)	Duties. Employee shall be employed as COO. Employee’s duties shall be such executive, managerial, administrative, and professional duties as are commensurate with the position of COO, and as shall be assigned by the Chief Executive Officer or the Board of Directors of the Company, or by their authorized designees. Employee may delegate duties to other employees of the Company as he reasonably determines is in the best interest of the Company, consistent with the general authority and power given to him hereunder. The principal place of employment of Employee shall be at the Company’s executive offices in West Springfield, Massachusetts.

(b)	Exclusive Employment. Employee shall devote the whole of his business time, attention and abilities to carrying out his duties hereunder. The Company acknowledges that Employee owns a restaurant and agrees that will not be a violation of the Exclusive Employment provision. Additionally, Employee shall be allowed to participate on the Board of Directors of various not-for-profit and for-profit boards as long as such does not prevent him from performing the duties and responsibilities of his position with the Company.

(c)	Loyal and Conscientious Performance. Employee agrees that to the best of his ability and experience, and in compliance with all applicable laws and the Company’s policies, Certificate of Incorporation and Bylaws, as they may be amended from time to time, he will at all times loyally and conscientiously perform all the duties and obligations required of him by the terms of this Agreement. Employee further agrees he shall use his best efforts to promote the interests and reputation of the Company and its affiliates and not do anything which is to the detriment of the Company or its affiliates.

3.	COMPENSATION AND BENEFITS

(a)	Salary. For all the services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee, in equal installments consistent with the Company’s practices for its employees, salary and compensation as set forth in Schedule 1 attached to this Agreement and incorporated herein. The Company shall have the ability to withhold from the compensation otherwise due to Employee under this Agreement any amounts required to be withheld from compensation from time to time under applicable law.

(b)	Severance Benefits.

(i)	In the event Employee’s employment with the Company is terminated by the Company other than as a result of death, disability (as defined in Section 8(a)(ii)), retirement or for “cause” (as defined in Section 8(a)(iii)), or if Employee’s employment with the Company is terminated by Employee for the reason set forth in Section 8(d), and upon execution by Employee of a separation agreement prepared by the Company within ten (10) days of the date of termination of Employee’s employment, the Company will pay Employee, at normal payroll intervals for six (6) months, a sum equal to Employee’s annual Base Salary in effect at the time of termination hereunder, less applicable deductions and withholdings.

(ii)	In the event that Employee elects to terminate this Agreement for any reason other than that set forth in Section 8(d), or in the event that this Agreement is terminated due to Employee’s death or disability, the Company shall not be obligated to pay to Employee any severance payments whatsoever and Employee shall be entitled only to that Base Salary and those benefits which he has earned through the date of such termination.

(c)	Fringe Benefits. So long as Employee remains in the employ of the Company, Employee shall be provided those benefits set forth in Schedule 1 to this Agreement. Employee shall also receive such additional benefits as may be authorized from time to time by the Company’s Board of Directors.

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(d)	Stock Options. Employee shall receive Three Hundred Fifty Thousand (350,000) stock options on the Effective Date (“Stock Options”). Twenty percent (20%) of the Stock Options shall vest each year on the anniversary date of the Effective Date of this Agreement over a period of five (5) years. In the event that, prior to the date that the Stock Option are fully exercisable, (i) there is a Change of Control (as defined below), or (ii) Employee’s engagement with the Company is terminated by the Company without Cause (as defined in Paragraph 8(b) or (c)) or by Employee for Good Reason (as defined in Paragraph 8(d)), the Stock Options shall become fully vested and exercisable as to the remaining shares (“Change of Control Shares”) as of the date of such Change of Control or termination; provided, however, that, if termination of Employee’s engagement occurs under Sections 8(b), (c) or (d) as described in Section 3(d)(ii) above within the first eighteen (18) months after the Effective Date, then only two-fifths (2/5) of the Change of Control Shares shall become exercisable as of the date of such termination. A “Change of Control” shall be deemed to have occurred if (i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, any employee benefit plan of the Company, or any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company, enters into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company and, as a result thereof, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, unless the individuals who were members of the Board immediately prior to the execution of the agreement providing for such transaction constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation; (ii) individuals who are directors or director nominees of the Company as of the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement whose appointment or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) the stockholders of the Company approve the complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company; provided, however, that any transfer of assets to related parties described in Treasury Regulation § 1.409A-3(i)(5)(vii)(B)(1) shall not constitute a Change in Control.

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4.	NONCOMPETITION BY EMPLOYEE.

(a)	During the term of this Agreement and for a period of one (1) year after Employee has ceased to be employed by Company for any reason, Employee shall not, without the prior written consent of a duly authorized officer of Company, directly or indirectly (i) engage in the business of, or (ii) assist or have an interest in (whether as proprietor, partner, investor, stockholders, officer, director or any type of principal whatsoever), or (iii) enter the employment of or act as an agent, advisor, or consultant to any person, firm, partnership, association, corporation, business organization, entity or enterprise that is, or is to become, directly engaged in any business competitive with that of Company in any area or territory in which Company offers its services or products.

(b)	During the term of this Agreement, and for a period of one (1) year after Employee has ceased to be employed by Company for any reason, Employee shall not, without the prior written consent of a duly authorized officer of Company, solicit from any person, company, firm or organization, or any affiliate of the foregoing, which was or is a client or associated firm of Company or which Company was soliciting as a client or associated firm of Company during any of the twelve (12) months immediately preceding the termination or expiration of the Agreement, any business substantially similar to that done by Company, including but not limited to any business Employee was soliciting or on which he worked while employed by Company.

5.	CONFIDENTIALITY. Employee acknowledges, understands and agrees that all trade secrets and information relating to the business of the Company and/or its affiliates, including without limitation, procedures, product information, manufacturing techniques or processes, expertise, records, customer or prospect lists and information, vendor lists and information, supplier lists and information, internal operating forms, financial information or accounting methods, systems, books, manuals, employee information, any confidential information concerning the business, the Company, its affiliates, or the business, policies or operations of the business, the Company or its affiliates which Employee may learn, possess or control during the term of Employee’s continued employment by the Company or any of its affiliates (as an employee, consultant, agent or otherwise) (collectively, “Trade Secrets”) are confidential and shall remain the sole and exclusive property of the Company and its affiliates. Trade Secrets include both written information and information not reduced to writing. Except as may be required pursuant to any law or the order of a court, or except as may be public knowledge (which shall not have become public knowledge as a result of any action of Employee), Employee shall not, at any time, retain, duplicate, remove from the business premises of Company or any of its affiliates, make use of, other than in the ordinary course of fulfilling his duties as an employee of the Company, divulge or otherwise disclose, directly or indirectly, any Trade Secrets. Employee shall not publish or disclose, and shall exercise his best efforts to prevent others from publishing or disclosing, any Trade Secrets and he shall not use or attempt to use any such knowledge or information which he may have or acquire in any manner which may injure or cause loss, whether directly or indirectly, to the Company or its affiliates or use his personal knowledge or influence over any customers, clients, suppliers or contractors of the Company or its affiliates so as to take advantage of the Company’s or its affiliate’s trade or business connections or utilize information confidentially obtained by him.

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6.	NON-SOLICITATION. Employee hereby covenants and agrees that, at all times during his employment with the Company and for a period of one (1) year immediately following his termination for any reason, Employee shall not employ or seek to employ any person employed at the time by the Company or any of its affiliates, or otherwise engage or entice, either directly or indirectly, such person to leave such employment.

7.	VIOLATION OF AGREEMENT.

(a)	The restrictions set forth in Sections 4, 5 and 6 shall extend to any and all activities of Employee, whether alone or together with or on behalf of or through any other person or entity.

(b)	Employee’s obligations under Sections 4, 5 and 6 shall survive termination of this Agreement and of Employee’s employment with the Company.

(c)	Employee acknowledges that the restrictions contained in Sections 4, 5 and 6, in view of the nature of the business in which Company is engaged, are reasonable and necessary to protect the legitimate interests of Company. Employee understands that the remedies at law for his violation of any of the covenants or provisions of Sections 4, 5 and 6 will be inadequate, that such violations will cause irreparable injury within a short period of time, and that Company shall be entitled to preliminary injunctive relief and other injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies that Company shall have in law and equity for the enforcement of those covenants and provisions. Employee further acknowledges that should he violate any of the covenants or provisions of Sections 4, 5 and 6, he will reimburse Company for its reasonable costs and attorneys’ fees incurred to enforce the terms of this Agreement.

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8.	TERMINATION.

(a)	Employee’s employment hereunder may be terminated by the Company immediately upon the occurrence of any of the following events, and the Company shall have no obligations to Employee for any period after the effective date of such termination, except vested benefits or as otherwise provided in Section 3 herein:

(i)	The death of Employee.

(ii)	A mental or physical illness or injury that prevents Employee from performing his duties hereunder for a period of 90 consecutive days or for 120 days in any 360-day period, or Employee has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(iii)	For “cause” which, for the purposes of this Section, shall mean:

(A)	Continued gross neglect or willful failure to perform his duties and responsibilities; or

(B)	Formally being charged, either criminally or civilly, with committing fraud, misappropriation or embezzlement, whether or not in the performance of Employee’s duties as an employee of the Company; or

(C)	Violations of any law which violation materially affects Employee’s performance of his duties to the Company; or

(D)	The conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; or

(E)	Willfully engaging in conduct materially injurious to the Company or its affiliates; or

(F)	Diverting any business opportunity of the Company or its affiliates for Employee’s direct or indirect personal gain; or

(G)	Failure to observe or perform the covenants and agreements contained in this Agreement, including but not limited to those contained in Sections 4, 5 and 6 of this Agreement.

(b)	Employee’s employment hereunder may be terminated at any time upon the mutual written agreement of Employee and the Company.

(c)	Employee’s employment hereunder may be terminated by either party with thirty (30) days of written notice thereof. Notwithstanding the foregoing, if Employee’s employment hereunder is terminated without “cause,” Employee shall be paid any applicable severance benefits as set forth in Section 3(b), less applicable deductions and withholdings.

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(d)	Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean without the Employee’s consent, (i) a material diminution in his title, duties or responsibilities such that Employee is no longer fulfilling the responsibilities of a COO, (ii) a material reduction in base salary or annual bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), or (iii) the relocation of the Employee’s principal place of employment more than fifty (50) miles from its current location other than the relocation of Employee’s principal place of business to South Florida.

(e)	Except as may otherwise be set forth herein, in the event of termination of Employee’s employment by the Company as permitted under clause (a) of this Section 8, Employee shall be entitled only to his base Salary and other compensation and benefits earned through the date of termination.

(f)	Upon the termination of his employment hereunder for any reason whatsoever, Employee shall immediately deliver to the Company all documents, statistics, accounts, records, programs and other items of whatever nature or description (the “Documents”) which may be in his possession or under his control which relate in any way to the Trade Secrets or the business or affairs of the Company or of any of its affiliates, and no copies of any such Documents or any part thereof shall be retained by him.

(g)	In the event of the termination of Employee’s employment under this Agreement, Employee shall be deemed to have resigned from all positions held in the Company. Upon request of the Company, Employee shall promptly sign any and all documents reflecting such resignations as of the date of termination of his employment.

9.	REPRESENTATIONS. Employee hereby represents and warrants that this Agreement constitutes his valid and binding obligation and, is enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement does not violate any agreement, arrangement or restriction of any kind to which Employee is a party or by which he is bound. Notwithstanding the foregoing, Employee makes no representation or warranty as to the enforceability of Sections 4 and 6 of this Agreement.

10.	MISREPRESENTATION. Neither party hereto shall knowingly at any time make any untrue statement in relation to the other or any of their affiliates and in particular Employee shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any affiliate of the Company.

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11.	REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all ordinary and necessary out-of-pocket expenses reasonably incurred by Employee on behalf of the business of the Company. Employee agrees that expense reports must be submitted to obtain reimbursement of expenses as well as presentation of such supporting documentation as the Company may reasonably require. Employee further agrees to submit with expense reports such records and logs as may be required by the relevant taxing authorities for the substantiation of each such business expense as a deduction on the Company’s income tax returns. Any reimbursements by the Company to Employee of any eligible expenses under this Agreement that are not excludable from Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of Employee following the year in which the expense was incurred. The amount of any Taxable Reimbursements to be provided to Employee, during any taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee. The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

12.	INVENTIONS, ETC.

(a)	It shall be part of the normal duties of Employee at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or any of its affiliates with which he is concerned or for which he is responsible might be improved, and promptly to give to the Chief Executive Officer of the Company or Board of Directors full details of any invention or improvement which he may from time to time make or discover in the course of his duties, and to further the interests of the Company with regard thereto. Subject only to any contrary provisions of the laws of the United States or the State of Delaware or the Commonwealth of Massachusetts, all such materials, inventions, improvements, methods, products, services, equipment or systems shall be deemed to be “works made for hire,” and to the extent such items are not works made for hire, Employee hereby irrevocably grants and assigns such materials, inventions, improvements, methods, products, services, equipment or systems to the Company which shall be entitled, free of charge, to the sole ownership of any such invention or improvement.

(b)	Employee shall, if and when required so to do by the Company, at the expense of the Company, apply or join with the Company in applying for patents or other protection in any part of the world for any such discovery, invention or process as aforesaid and shall at the expense of the Company, execute and do or cause to be done all instruments and things reasonably necessary for vesting the said patent or other protection when obtained and all right, title and interest to and in the same in the Company or in such other person as the Company may designate.

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(c)	For the purpose of this clause Employee hereby irrevocably authorizes the Company as his attorney in his name to execute any documents or take any actions which are required in order to give effect to the provisions of this Section and the Company is hereby empowered to appoint and remove at its pleasure any person as agent and substitute for and on behalf of the Company in respect of all or any of the matters aforesaid.

13.	NOTICES. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing, by electronic facsimile transmission, by commercial overnight courier or by mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

If to the Company:

Cyalume Technologies, Inc.

96 Windsor Street

West Springfield, MA 01089

Attention: Chief Executive Officer

With a copy to:

Sapirstein & Sapirstein, P.C.

1350 Main Street

Springfield, MA 01103

Attention: Tani E. Sapirstein, Esq.

If to Employee:

Dale S. Baker

545 Coconut Circle

Weston, FL 33326

With a copy to:

BoyarMiller

4625 San Felipe, Suite 1200

Houston, Texas 77027

Attention: J. William Boyar, Esq.

Facsimile No.: (713) 552-1758

Or to such other addresses as either the Company or Employee may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fifth (5th) day after the date so mailed. Notices hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three (3) business days by mail or personal delivery.

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14.	ATTORNEYS’ FEES. If any party shall bring an action to enforce this Agreement and does not prevail on its claims, then the Party asserting such claims shall be responsible for paying the prevailing Party its reasonable attorney fees and costs to defend against those claims.

15.	WAIVER OF BREACH. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

16.	SEVERABILITY. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

17.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

18.	GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of Delaware, without giving effect to principles of conflicts or choice of laws of Delaware or of any other jurisdiction.

19.	CONSENT TO JURISDICTION. Employee hereby irrevocably submits to the jurisdiction of any court of Delaware or any federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Employee hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court, after all appropriate appeals, shall be conclusive and binding upon him.

20.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by any of its parties except as permitted by this Section. Employee agrees that this Agreement may be assigned or transferred by operation of law by the Company upon a sale, merger, reorganization or other business combination of or involving the Company; provided, however, that (i) such assignee or other successor to the Company shall assume all obligations of the Company hereunder and (ii) that Employee shall perform all services required pursuant to this Agreement for any such assignee or successor.

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21.	MISCELLANEOUS. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

22.	RIGHT OF SET-OFF. The Company may at any time offset against any compensation or other remuneration due or to become due to Employee, or anyone claiming through or under Employee, any debt or debts due or to become due from Employee to the Company.

23.	SECTION 409A COMPLIANCE

(a)	General. It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company).

(b)	Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service” with the meaning of Section 409A.

(c)	6-Month Delay for Specified Employees.

(i)	If Employee is a “specified employee,” then no payment or benefit that is payable on account of Employee’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

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(ii)	For purposes of this provision, Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, Employee is a “key employee,” within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

(d)	No acceleration of Payments. Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)	Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CYALUME TECHNOLOGIES, INC., a
Delaware corporation

By:	/s/ Michael Bielonko
Name:	Michael Bielonko
Title:	Chief Financial Officer

DALE S. BAKER

/s/ Dale S. Baker

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SCHEDULE 1

TO EMPLOYMENT AGREEMENT OF

Dale S. Baker

1.	Salary. The Company shall pay Employee an annual base salary (“Base Salary”) of Three Hundred Fifty Thousand Dollars ($350,000), at normal payroll intervals and less applicable deductions and withholdings, which shall be subject to annual adjustments at the sole discretion of the Board of Directors of the Company. The Base Salary shall increase ten percent (10%) for every $35,000,000 of revenue growth calculated based on the Company’s fiscal year. Employee shall be eligible for the first such increase when annual revenues total at least $105,000,000.

2.	Cash Bonus

(a)	Bonus. Employee shall be eligible for an annual bonus for each fiscal year of the Company (“Bonus”), subject to the terms and conditions of this Section and Section 2(b). The payment and amount of any Bonus for a given fiscal year shall be based on performance targets mutually agreed upon by the Parties in writing for such fiscal year (the “Annual Performance Targets”). The Annual Performance Targets for the fiscal year in which the Effective Date occurs shall be established within forty-five (45) days after the Effective Date, and the Annual Performance Targets for each subsequent fiscal year shall be established within forty-five (45) days after the beginning of such fiscal year. If the Company’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 90% of the annualized rate of the Base Salary in effect as of the end of such fiscal year. If the Company’s performance exceeds the Annualized Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 90% of the annualized rate of the Base Salary in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which the Company’s performance exceeds the Annualized Performance Targets for such fiscal year. If the Company’s performance fails to meet the Annualized Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 90% of the annualized rate of the Base Salary in effect as of the end of such fiscal year, less 2% of such annualized rate for each 1% by which the Company’s performance failed to meet the Annualized Performance Targets for such fiscal year, provided, however, that Employee shall not be eligible for any Bonus for a given fiscal year in which the Company’s performance was less than or equal to 70% of the Annualized Performance Targets for such fiscal year. Provided Employee has not been terminated under Section 8(a) (for ”cause” by the Company) prior to the payment thereof, Employee shall be eligible for (i) a Bonus for each fiscal year on the last day of which Employee is employed hereunder and (ii) if Employee’s employment hereunder is terminated other than on the last day of a fiscal year, a pro-rated Bonus for the fiscal year during which Employee’s employment hereunder is terminated, based on the number of full calendar months Employee was employed hereunder during such fiscal year. Any Bonus earned for any full or partial fiscal year shall be paid in the following fiscal year within 30 days after the Company’s audited financial statements are issued, but in no event later than June 30th of such following fiscal year regardless of whether such audited financial statements are issued by such date.

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(b)	Bonus During the Period September 10, 2012 to December 31, 2012. Notwithstanding the foregoing Section 2(a), the Employee shall only be eligible for a bonus for the period commencing on September 10, 2012 and ending on December 31, 2012, at the sole discretion of the Board of Directors of the Company

3.	Benefits. Employee shall be provided with health, life, and disability insurance coverages and other similar benefits substantially equivalent to those provided to senior executive employees of the Company and their families from time to time, all in accordance with the standard policies of the Company. The Company shall pay one hundred (100%) percent of the monthly health insurance premium. Employee shall be permitted to participate in the Company’s 401(k) Retirement Plan.

4.	Paid Time Off (PTO)/Sick Days. Employee shall be provided with three (3) weeks of PTO, accrued on a monthly basis, and with sick days in accordance with the standard policies of the Company. Employee shall be permitted to carry over any unused PTO into any subsequent period. Upon termination of employment, Employee shall not be paid for unused sick days, but will be paid for accrued, unused PTO.

5.	Apartment Allowance. The Employee shall be furnished a monthly apartment allowance in an amount to be approved by the Chief Executive Officer in his sole discretion during the period when the Company headquarters is located in West Springfield, Massachusetts.

6.             Moving Expenses. The Company shall reimburse the Employee up to Ten Thousand and no/100 ($10,000.00) Dollars of his expenses incurred in moving his belongings from Las Vegas, Nevada to the Springfield, Massachusetts area. In the event the Company relocates its corporate headquarters to Florida, the Company shall reimburse the Employee up to Ten Thousand and no/100 ($10,000.00) Dollars of his expenses incurred in moving his belongings from the Springfield, Massachusetts area to Florida.

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